UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2010

Commission File Number: 000-25597

Umpqua Holdings Corporation

(Exact Name of Registrant as Specified in Its Charter)

OREGON	93-1261319
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

One SW Columbia Street, Suite 1200

Portland, Oregon 97258

(Address of Principal Executive Offices)(Zip Code)

(503) 727-4100

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

On March 1, 2010, Umpqua Holdings Corporation, (the “Company”) filed a Current Report on Form 8-K (the “Original Form 8-K”) to report that its wholly-owned subsidiary, Umpqua Bank (the “Bank”), had entered into a definitive agreement with the Federal Deposit Insurance Corporation (the “FDIC”) on February 26, 2010, pursuant to which the Bank acquired certain assets and assumed certain liabilities of Rainier Pacific Bank, a Washington state-chartered bank headquartered in Tacoma, Washington (the “Rainier Acquisition”). This amendment is being filed to update the disclosures in Item 2.01 of the Original Form 8-K and to provide financial information required by Item 9.01. In accordance with the guidance provided in Securities and Exchange Commission (the “Commission”) Staff Accounting Bulletin Topic 1.K, Financial Statements of Acquired Troubled Financial Institutions (“SAB 1:K”) and a request for relief granted by the Commission, the Company has omitted certain financial information of Rainier Pacific Bank required by Rule 3-05 of Regulation S-X. SAB 1:K provides relief from the requirements of Rule 3-05 of Regulation S-X under certain circumstances, including a transaction such as the Rainier Acquisition, in which the registrant engages in an acquisition of a troubled financial institution for which audited financial statements are not reasonably available and in which federal assistance is an essential and significant part of the transaction.

Statements made in this Amendment No. 1 on Form 8-K/A, other than those concerning historical financial information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements regarding the Company’s expectations concerning its financial condition, operating results, cash flows, earnings, net interest margin, net interest income, efficiencies achieved through combination of operational processes, liquidity, expected reimbursements under the shared-loss agreements and other effects of the shared-loss agreements and capital resources. A discussion of risks, uncertainties and other factors that could cause actual results to differ materially from management’s expectations is set forth in this document and exhibits, and under the captions “Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.

Item 2.01	Completion of Acquisition or Disposition of Assets

Effective February 26, 2010, the Bank acquired certain assets and assumed certain liabilities of Rainier Pacific Bank from the FDIC as receiver for Rainier Pacific Bank, pursuant to the terms of a purchase and assumption agreement entered into by the Bank and the FDIC on February 26, 2010 (the “Purchase and Assumption Agreement” or “Agreement”). The Rainier Acquisition included all 14 branches of Rainier Pacific Bank, which opened as branches of the Bank as of Saturday, February 27, 2010.

Under the terms of the Purchase and Assumption Agreement, the Bank acquired certain assets of Rainier Pacific Bank with a fair value of approximately $721.2 million, including $461.4 million of loans, $26.5 million of investment securities, $94.1 million of cash and cash equivalents, and $139.2 million of other assets including goodwill and an indemnification asset. Liabilities with a fair value of approximately $721.2 million were also assumed, including $425.8 million of insured and uninsured deposits, $293.2 million of Federal Home Loan Bank (“FHLB”) advances and $2.2 million of other liabilities.

The fair values of the assets acquired and liabilities assumed were determined based on the requirements of the Fair Value Measurements and Disclosures topic of the Financial Accounting Standards Board Accounting Standards Codification (the “FASB ASC”). The Statement of Assets Acquired and Liabilities Assumed by the Bank, dated as of February 26, 2010, and the accompanying notes thereto, (the “Audited Statement”) are attached hereto as Exhibit 99.1 and incorporated herein by reference. The foregoing fair value amounts are subject to change for up to one year after the closing date of the Rainier Acquisition as additional information relative to closing date fair values becomes available. The amounts are also subject to adjustments based upon final settlement with the FDIC. In addition, the tax treatment of FDIC assisted acquisitions is complex and subject to interpretations that may result in future adjustments of deferred taxes as of the acquisition date. The terms of the Agreement provide for the FDIC to indemnify the Bank against claims with respect to liabilities of Rainier Pacific Bank not assumed by the Bank and certain other types of claims identified in the Agreement. The disclosure set forth in this Item 2.01 reflects the status of these items to the best of management’s knowledge as of May 12, 2010.

In connection with the Rainier Acquisition, the Bank entered into loss sharing agreements (each, a “shared-loss agreement” and collectively, the “shared-loss agreements”) with the FDIC which collectively cover approximately $561.5 million (contractual principal, excluding purchase accounting adjustments) and $13.2 million (book value, excluding purchase accounting adjustments) of Rainier Pacific Bank’s loans and other real estate owned (“OREO”), respectively. The Bank will share in the losses, which begins with the first dollar of loss incurred, of the loan pools (including single family residential mortgage loans, commercial loans, foreclosed loan collateral and other real estate owned) covered (“covered assets”) under the shared-loss agreements. Pursuant to the terms of the shared-loss agreements, the FDIC is obligated to reimburse the Bank for 80% of eligible losses of up to $95 million with respect to covered assets. The FDIC will reimburse the Bank for 95% of eligible losses in excess of $95 million with respect to covered assets. The Bank has a corresponding obligation to reimburse the FDIC for 80% or 95%, as applicable, of eligible recoveries related to covered assets.

The shared-loss agreement for commercial and single family residential mortgage loans is in effect for five years and ten years, respectively, from the February 26, 2010 acquisition date and the loss recovery provisions for such loans are in effect for eight years and ten years, respectively, from the acquisition date.

In April 2020, approximately ten years following the acquisition date, the Bank is required to make a payment to the FDIC in the event that losses on covered assets under the shared-loss agreements have been less than the stated threshold level. The payment amount will be 50% of the excess, if any, of (i) $19 million (or 20% of the stated threshold of $95 million) over (ii) the sum of (a) ($3.3 million) (or 25% of the asset discount of ($13.1 million)), plus (b) 25% of cumulative shared-loss payments (as defined in the Agreement), plus (c) the cumulative servicing amount received by the Bank from the FDIC on covered assets. As of March 31, 2010, the Bank estimates that there will be no liability under this provision.

The shared-loss agreements are subject to certain servicing procedures as specified in an agreement with the FDIC. The expected net reimbursements under the shared-loss agreements were recorded at their estimated fair value of $72.8 million on the acquisition date.

The Bank did not immediately acquire all the real estate, banking facilities, furniture or equipment of Rainier Pacific Bank as part of the Purchase and Assumption Agreement. However, the Bank has the option to purchase or lease the real estate and furniture and equipment from the FDIC. The term of these options expires 90 days after February 26, 2010, unless extended by the FDIC. Acquisition costs of the real estate and furniture and equipment will be based on current appraisals and determined at a later date. Currently all banking facilities and equipment of Rainier Pacific Bank are being leased from the FDIC on a month-to-month basis.

The foregoing summary of the Agreement, including the shared-loss agreements, is not complete and is qualified in its entirety by reference to the full text of the Agreement and certain exhibits attached thereto, a copy of which was previously filed as Exhibit 2.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 and is incorporated by reference into this item 2.01.

Item 9.01	Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired.

Discussion

As set forth in Item 2.01 above, on February 26, 2010, the Bank acquired certain assets and assumed substantially all of the deposits and certain liabilities of Rainier Pacific Bank pursuant to the Purchase and Assumption Agreement with the FDIC. A narrative description of the anticipated effects of the Rainier Acquisition on the Company’s financial condition, liquidity, capital resources and operating results is presented below. This discussion should be read in conjunction with the historical financial statements and the related notes of the Company, which were filed with the Commission on Form 10-K on February 19, 2010 and the Audited Statement, which is attached hereto as Exhibit 99.1.

The Rainier Acquisition increased the Bank’s total assets and total deposits, which are expected to positively affect the Bank’s operating results, to the extent the Bank earns more from interest earned on its assets than it pays in interest on deposits and other borrowings. The ability of the Bank to successfully collect interest and principal on loans acquired will also impact the Bank’s cash flows and operating results.

The Company has determined that the acquisition of the net assets of Rainier Pacific Bank constitutes a business acquisition as defined by the Business Combinations topic of the FASB ASC. Accordingly, the assets acquired and liabilities assumed as of February 26, 2010 are presented at their fair values in the table below as required by that topic. In many cases, the determination of these fair values required management to make estimates about discount rates, expected cash flows, market conditions and other future events that are highly subjective in nature and subject to change. These acquisition date fair value estimates are subject to change for up to one year after the closing date of the Rainier Acquisition as additional information relative to closing date fair values becomes available. The Bank and the FDIC are engaged in ongoing discussions that may impact which assets and liabilities are ultimately acquired or assumed by the Bank and/or the purchase price.

Financial Condition

In the Rainier Acquisition, the Bank purchased loans with a fair value of $461.4 million, net of a $100.1 million discount. This amount represented approximately 8% of the Bank’s total loans (net of the allowance for loan and lease losses) at December 31, 2009. In addition, the Bank acquired $94.1 million in cash and cash equivalents and $26.5 million in investment securities at fair value. The Bank also acquired OREO with a fair value of $6.6 million. Finally, in connection with this acquisition, the Bank recorded an FDIC indemnification asset of $72.8 million, $34.3 million of goodwill, a customer relationship intangible related to an insurance book of $5.2 million, and a $1.1 million core deposit intangible.

The following table presents information with respect to the carrying value of certain earning assets acquired, as well as their principal amount and average effective yield:

(dollars in thousands)

	Book Balance	Fair Value	Effective Interest Rate (1)
INTEREST-EARNING ASSETS:
Covered loans and leases	$561,477	$461,417	6.32%
Taxable securities	16,919	16,919	2.99%
Non-taxable securities	9,559	9,559	3.79%
Temporary investments and interest bearing deposits	30,115	30,115	0.25%

Total interest earning assets	618,070	518,010
Other assets	87,369	203,151

Total assets	$705,439	$721,161

INTEREST-BEARING LIABILITIES:
Interest bearing checking and savings accounts	$174,061	$174,061	0.50%
Time deposits	204,813	206,628	1.92%
Term debt	279,284	293,191	4.34%

Total interest bearing liabilities	658,158	673,880
Non-interest bearing deposits	45,069	45,069
Other liabilities	2,212	2,212

Total liabilities	$705,439	$721,161

(1)	Effective interest rate presented is calculated based on the contractual terms of the underlying instrument, and may not reflect the effective yields that will be recognized after considering the maturity or accretion of purchase accounting adjustments.

Investment Portfolio

The Bank acquired investment securities with an estimated fair value of $26.5 million in the Rainier Acquisition. The acquired securities included obligations of state and political subdivisions and residential mortgage-backed securities.

The following table presents the composition of the investment securities portfolio acquired at February 26, 2010:

(in thousands)

Obligations of state and political subdivisions	$9,559
Residential mortgage-backed securities and collateralized mortgage obligations	16,919

$26,478

In addition, the Bank also acquired $13.7 million in Federal Home Loan Banks of Seattle stock.

The following table presents a summary of yields and contractual maturities of the investment securities portfolio acquired at February 26, 2010:

(dollars in thousands)

	Due through one year		After one but within five years		After five but within ten years		After ten years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Obligations of state and political subdivisions	$2,050	4.00%	$6,993	3.72%	$-	-	$516	4.00%	$9,559	3.79%
Residential mortgage-backed securities and collateralized mortgage obligations	-	-	13,943	2.73%	2,337	3.99%	639	5.01%	16,919	2.99%

Investment securities	$2,050		$20,936		$2,337		$1,155		$26,478

Covered loans

The following table presents the balance of each major category of covered loans acquired in the Rainier Acquisition as of February 26, 2010:

(dollars in thousands)
Amount

Performing:
Real estate - construction and land development	$22,596
Real estate - commercial and agricultural	244,494
Real estate - single and multi-family residential	218,095
Commercial, industrial and agricultural	27,393
Installment and other	12,324

Total performing loans	524,902
Total discount resulting from acquisition date fair value	(72,184)

Net performing loans	$452,718

Non-performing:
Real estate - construction and land development	$24,224
Real estate - commercial and agricultural	9,853
Real estate - single and multi-family residential	767
Commercial, industrial and agricultural	1,572
Installment and other	159

Total nonaccrual loans	36,575
Total discount resulting from acquisition date fair value	(27,876)

Net nonaccrual loans	8,699

Net loans covered under loss sharing agreement	$461,417

At the February 26, 2010 acquisition date, the Bank estimated the fair value of the Rainier Acquisition loan portfolio at $461.4 million, which represents the expected discounted cash flows from the portfolio. In estimating such fair value, the Bank (a) calculated the contractual amount and timing of undiscounted principal and interest payments (the “undiscounted contractual cash flows”) and (b) estimated the amount and timing of undiscounted expected principal and interest payments (the “undiscounted expected cash flows”). The amount by which the undiscounted expected cash flows exceed the estimated fair value (the “accretable yield”) is accreted into interest income over the life of the loans. The difference between the undiscounted contractual cash flows and the undiscounted expected cash flows represents the nonaccretable difference. The nonaccretable difference represents an estimate of expected credit losses in the Rainier Acquisition loan portfolio at the acquisition date.

As part of estimating the credit losses inherent in the loan portfolio, the Bank established an FDIC indemnification asset, which represents the present value of the estimated losses on covered loans to be reimbursed by the FDIC based on the applicable terms of the loss sharing agreement. The FDIC indemnification asset will be reduced as losses are recognized on covered loans and loss sharing payments are received from the FDIC. Realized losses in excess of acquisition date estimates will increase the FDIC indemnification asset. Conversely, if realized losses are less than acquisition date estimates, the FDIC indemnification asset will be reduced by a charge to earnings.

The covered loans acquired are and will continue to be subject to the Company’s internal and external credit review and monitoring. If credit deterioration is experienced subsequent to the initial acquisition fair value amount, such deterioration will be measured, and a provision for credit losses will be charged to earnings. These provisions will be mostly offset by an increase to the FDIC indemnification asset, and will be recognized in non-interest income.

Non-performing covered loans are impaired loans, largely collateral dependent for which we cannot reliably estimate cash flows.

The undiscounted contractual cash flows for the covered performing loans and covered non-performing loans are $709.5 million and $36.6 million, respectively. The undiscounted estimated cash flows not expected to be collected for the covered performing loans and covered non-accrual loans are $62.3 million and $27.9 million, respectively.

The accretable yield on performing loans represents the amount by which the undiscounted expected cash flows exceed the estimated fair value. At February 26, 2010, such accretable yield was approximately $194.4 million. Loans are reviewed each reporting period to determine whether any changes occurred in expected cash flows that would result in a reclassification from nonaccretable difference to accretable yield.

The Bank also acquired OREO with a fair value of $6.6 million. The Bank refers to the loans and OREO acquired in the Rainier Acquisition as “covered assets” as the Bank will be reimbursed by the FDIC for a substantial portion of any future losses on them under the terms of the shared loss agreements.

Contractual Maturity of Loan Portfolio

The following table presents the maturity schedule with respect to certain individual categories of loans acquired and provides separate analyses with respect to fixed rate loans and floating rate loans as of February 26, 2010. The amounts shown in the table are unpaid balances.

(in thousands)	By Maturity				Loans Over One Year by Rate Sensitivity
	One Year or Less	One Through Five Years	Over Five Years	Total	Fixed Rate	Floating Rate

Commercial and agricultural	$4,744	$21,644	$2,577	$28,965	$10,689	$13,532
Real estate - construction	46,494	326	-	46,820	-	326

	$51,238	$21,970	$2,577	$75,785	$10,689	$13,858

Deposits

In the Rainier Acquisition, the Bank assumed $425.8 million in deposits at fair value. This amount represents approximately 6% of the Bank’s total deposits at December 31, 2009. The following table presents a summary of the deposits acquired and the average interest rates in effect at the acquisition date:

(dollars in thousands)
	Amount	Wtd Avg. Rate
Noninterest bearing	$45,069	-
Interest bearing demand	41,150	0.16%
Savings and money market	132,911	0.61%
Time, $100,000 and over	89,336	1.96%
Time, less than $100,000	117,292	1.89%

Total	$425,758

At February 26, 2010, scheduled maturities of time deposits were as follows:

(in thousands)

2010	$144,872
2011	39,727
2012	21,352
2013	58
2014	619

Total	$206,628

The deposits acquired include $134.0 million of brokered time deposits as of the acquisition date. The Bank is not renewing these brokered deposits as they mature.

In its assumption of the deposit liabilities, the Bank determined that the customer relationships associated with these deposits have intangible value. The Bank applied the Business Combinations topic of the FASB ASC, which prescribes the accounting for goodwill and other intangible assets, such as core deposit intangibles in a business combination. The Bank determined the fair value of a core deposit intangible asset to be approximately $1.1 million, which will be amortized on an accelerated basis over 10 years. In determining the valuation amount, deposits were analyzed based on factors such as type of deposit, deposit retention, interest rates and the age of deposit relationships. The estimation of the life and value of the core deposit intangible asset acquired is necessarily subjective. See Note 1 to the Audited Statement. The Company does not expect the core deposit intangible asset acquired or its amortization to have a material effect upon future results of operations, liquidity or capital resources.

Term debt

The Bank assumed $293.2 million in FHLB advances, at fair value. The FHLB advances acquired at February 26, 2010 are term debt and are secured by a blanket lien on eligible loans.

The following table summarizes the principal balance of FHLB advances outstanding by year of maturity and weighted average interest rates at February 26, 2010:

(dollars in thousands)
	Amount	Wtd Avg. Rate
2010	$24,568	3.24%
2011	9,700	1.50%
2012	-	-
2013	-	-
2014	-	-
Thereafter	245,016	4.56%

Total	279,284	4.34%
Fair value adjustment	13,907

Total	$293,191

Operating Results and Cash Flows

The Company’s management has from time to time become aware of acquisition opportunities and has performed various levels of review related to potential acquisitions in the past. This particular transaction was attractive to the Company for a variety of reasons, including the:

•	ability to increase the Company’s market share in the Puget Sound region of Washington State,

•	attractiveness of immediate core deposit growth with a low cost of funds, and

•	opportunities to enhance income and efficiency due to the centralization of some duties and elimination of duplications of effort.

The Company expects that the acquisition will have an immediate positive impact on its earnings, such as an increase in the Company’s net interest margin and efficiencies achieved through the elimination of duplicative operation processes. Also, the Company believes that the transaction will improve the Company’s net interest income, as the Company earns more from interest earned on its loans and investments than it pays in interest on deposits and borrowings.

The degree to which the Company’s operating results may be adversely affected by the acquired loans is offset to a significant extent by the shared-loss agreements and the related discounts reflected in the fair value of these assets at the acquisition date. In accordance with the provisions of ASC 310-30, Receivables, the fair values of the acquired loans reflect an estimate of expected losses related to the acquired loans. As a result, the Company’s operating results would only be adversely affected by loan losses of the acquired loans to the extent that such losses exceed the expected losses reflected in the fair value of the acquired loans at the acquisition date. In addition, to the extent that the stated interest rate on acquired loans was not considered a market rate of interest at the acquisition date, appropriate adjustments to the acquisition-date fair value will be recorded. These adjustments mitigate the risk associated with the acquisition of loans earning a below market rate of return.

ASC 310-30 prohibits carrying over or creating an allowance for loan losses upon initial recognition for loans that fall under its scope. On the acquisition date, the preliminary estimate of the contractual principal and interest payments for all performing loans acquired in the acquisition was $709.5 million and the estimated fair value of the loans was $452.7 million net of an accretable yield of $194.4 million. These amounts were determined based upon the estimated remaining life of the underlying loans, which include the effects of estimated prepayments, expected credit losses and market liquidity and interest rates.

On the acquisition date, the unpaid principal balance for all non-performing loans acquired in the acquisition was $36.6 million and the estimated fair value of the loans totaled $8.7 million. The fair value of non-accrual loans was determined based upon the estimated remaining life of the underlying loans, which include the effects of estimated prepayments, expected credit losses and adjustments related to market liquidity and prevailing interest rates at the acquisition date.

The shared-loss agreements will likely have a material impact on the cash flows and operating results of the Bank in both the short-term and the long-term. In the short-term, it is likely that there will be a significant amount of the covered loans that will experience deterioration in payment performance or will be determined to have inadequate collateral values to repay the loans. In such instances, the Bank will likely no longer receive payments from the borrowers, which will impact cash flows. The shared-loss agreements may not fully offset the financial effects of such a situation. However, if a loan is subsequently charged off or charged down after the Bank exhausts its best efforts at collection, the shared-loss agreements will cover a substantial portion of the loss associated with the covered assets.

The effects of the shared-loss agreements on cash flows and operating results in the long-term are likely to be similar to the short-term effects described above. The long-term effects that the Bank may experience will depend primarily on the ability of the borrowers under the various loans covered by the shared-loss agreements to make payments over time. As the shared-loss agreements cover up to a 10-year period, changing economic conditions will likely impact the timing of future charge-offs and the resulting reimbursements from the FDIC. The Bank believes that any recapture of interest income and recognition of cash flows from the borrowers or received from the FDIC may be recognized unevenly over this period, as the Bank exhausts its collection efforts under its normal practices. In addition, the Bank recorded substantial discounts related to the purchase of these covered loans. A portion of these discounts will be accreted to income over the economic life of the underlying loans and will be dependent upon the timing and success of the Bank’s collection efforts on the covered loans.

Liquidity and Capital Resources

The Bank believes that its liquidity position will be improved as a result of the Rainier Acquisition. The Bank acquired $94.1 million in cash and cash equivalents, as well as $26.5 million of investment securities. All loans acquired were pledged to the FHLB, thereby increasing our available line of credit. Securities provide monthly cash flows in the form of principal and interest payments. These additions to the Bank’s balance sheet represent additional support for its liquidity needs.

Deposits in the amount of $423.9 million were also assumed in the Rainier Acquisition. Of this amount, $86.2 million were in the form of interest and non-interest bearing transaction accounts.

The Bank assumed $293.2 million in FHLB advances, at fair value.

Goodwill of $34.3 million and a core deposit intangible of $1.1 million were recorded in conjunction with the Rainier Acquisition. Such goodwill and intangibles are excluded from regulatory capital as calculated under regulatory accounting practices. This exclusion generally results in a reduction to the Company’s regulatory capital. The Bank remains “well-capitalized” under the regulatory framework for prompt corrective action after taking into consideration the results of the Rainier Acquisition.

The following table shows Umpqua Holdings’ consolidated and Umpqua Bank’s capital adequacy ratios, as calculated under regulatory guidelines, compared to the regulatory minimum capital ratio and the regulatory minimum capital ratio needed to qualify as a “well-capitalized” institution at March 31, 2010. The Bank remains “well-capitalized” after taking into consideration the results of the recent public stock offering completed shortly before the acquisition and the redemption of preferred stock issued to the U.S. Treasury:

(dollars in thousands)
			For Capital		To be Well
	Actual		Adequacy purposes		Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of March 31, 2010
Total Capital
(to Risk Weighted Assets)
Consolidated	$1,242,354	17.77%	$559,304	8.00%	$699,130	10.00%
Umpqua Bank	$1,050,003	15.03%	$558,884	8.00%	$698,605	10.00%
Tier I Capital
(to Risk Weighted Assets)
Consolidated	$1,154,649	16.51%	$279,745	4.00%	$419,618	6.00%
Umpqua Bank	$962,365	13.77%	$279,554	4.00%	$419,331	6.00%
Tier I Capital
(to Average Assets)
Consolidated	$1,154,649	12.41%	$372,167	4.00%	$465,209	5.00%
Umpqua Bank	$962,365	10.39%	$370,497	4.00%	$463,121	5.00%

Financial Statements

Attached hereto as Exhibit 99.1 and incorporated by reference into this Item 9.01(a) is an Audited Statement of Assets Acquired and Liabilities Assumed by the Bank (a wholly owned subsidiary of the Company) at February 26, 2010 and the accompanying notes thereto.

The Company has omitted certain financial information of Rainier Pacific Bank required by Rule 3-05 of Regulation S-X and the related pro forma financial information under Article 11 of Regulation S-X pursuant to the guidance provided in SAB 1:K and a request for relief granted by the Commission. SAB 1:K provides relief from the requirements of Rule 3-05 of Regulation S-X in certain instances, such as the Rainier Acquisition, where a registrant engages in an acquisition of a significant amount of assets of a troubled financial institution that involves pervasive federal assistance and audited financial statements of the troubled financial institution are not reasonably available.

(b) Pro Forma Financial Information.

The Company has omitted certain financial information of Rainier Pacific Bank required by Rule 3-05 of Regulation S-X and the related pro forma financial information under Article 11 of Regulation S-X pursuant to the guidance provided in SAB 1:K and a request for relief granted by the Commission. SAB 1:K provides relief from the requirements of Rule 3-05 of Regulation S-X in certain instances, such as the Rainier Acquisition, where a registrant engages in an acquisition of a significant amount of assets of a troubled financial institution that involves pervasive federal assistance and audited financial statements of the troubled financial institution are not reasonably available.

(d) Exhibits.

Exhibit No.	Description

23	Consent of Moss Adams LLP

99.1	Report of Independent Registered Public Accounting Firm Statement of Assets Acquired and Liabilities Assumed at February 26, 2010 Notes to Statement of Assets Acquired and Liabilities Assumed

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

UMPQUA HOLDINGS CORPORATION
(Registrant)

Dated May 12, 2010	/s/ Raymond P. Davis
Raymond P. Davis
President and Chief Executive Officer

Dated May 12, 2010	/s/ Ronald L. Farnsworth
Ronald L. Farnsworth
Executive Vice President/Chief Financial Officer and Principal Financial Officer

Dated May 12, 2010	/s/ Neal T. McLaughlin
Neal T. McLaughlin
Executive Vice President/Treasurer and Principal Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description

23	Consent of Moss Adams LLP

99.1	Report of Independent Registered Public Accounting Firm Statement of Assets Acquired and Liabilities Assumed at February 26, 2010 Notes to Statement of Assets Acquired and Liabilities Assumed